Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

LICENSE AGREEMENT

between
SANOFI

and

OPIANT PHARMACEUTICALS, INC.

Dated as of December 21, 2018

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Exhibit 10.1

TABLE OF CONTENTS
Page

Article 1 Definitions	1

Article 2 Grant of Rights	13

2.1	Grants to Opiant 13

2.2	Retention of Rights 13

2.3	Sublicenses 13

2.4	Use of the Sanofi Corporate Names 14

2.5	No Implied Rights 14

2.6	Exclusivity 14

2.7	Transfer of Licensed Know-How and Regulatory Documentation;

Transition Plan	15

2.8	Supply of Licensed Compound 16

2.9	Subcontracting 16

2.10	Expansion of the Field 16

Article 3 Development and Regulatory	16

3.1	Development 16

3.2	Regulatory Matters 17

3.3	Reports 17

3.4	Records 18

3.5	Compliance 18

Article 4 Commercialization	18

4.1	In General 18

4.2	Commercialization Report 18

4.3	Diligence 18

4.4	Compliance with Applicable Law 18

4.5	Sales and Distribution 18

4.6	Product Trademarks 19

4.7	Markings 19

Article 5 Manufacture and Supply	19

5.1	In General 19

5.2	Sanofi Manufacturing Option 19

5.3	Manufacturing by Third Parties 20

Article 6 Payments	20

6.1	Upfront Payment 20

6.2	Milestones. 20

6.3	Royalties 22

6.4	Payment Dates and Reports 23

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6.5	Mode of Payment; Currency Conversion. 23

6.6	Taxes 24

6.7	Interest on Late Payments 24

6.8	Financial Records 24

6.9	Audits 24

6.10	Audit Dispute 25

6.11	Confidentiality 25

Article 7 Intellectual Property	25

7.1	Ownership of Arising Information and Inventions 25

7.2	Prosecution and Maintenance of Patents 26

7.3	Enforcement of Patents 27

7.4	Infringement Claims by Third Parties 28

7.5	Invalidity or Unenforceability Defenses or Actions 29

7.6	Third Party Licenses 30

7.7	Product Trademarks 30

Article 8 Pharmacovigilance and Safety	31

8.1	Global Safety Database 31

Article 9 Confidentiality and Non-Disclosure	31

9.1	Confidentiality Obligations 31

9.2	Permitted Disclosures 32

9.3	Use of Name 33

9.4	Press Releases 33

9.5	Publications 33

9.6	Destruction of Confidential Information 34

Article 10 Representations and Warranties	34

10.1	Mutual Representations and Warranties 34

10.2	Representations, Warranties and Covenants of Opiant 35

10.3	Representations, Warranties and Covenants of Sanofi 35

10.4	DISCLAIMER OF WARRANTY 35

10.5	ADDITIONAL WAIVER 36

Article 11 Indemnity	36

11.1	Indemnification of Sanofi 36

11.2	Indemnification of Opiant 36

11.3	Notice of Claim 36

11.4	Control of Defense 37

11.5	Insurance 39

Article 12 Term and Termination	39

12.1	Term 39

12.2	Termination of this Agreement for Material Breach 39

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12.3	Termination by Sanofi 39

12.4	Termination by Opiant 40

12.5	Termination Upon Insolvency 40

12.6	Rights in Bankruptcy 40

12.7	Consequences of Termination 40

12.8	Accrued Rights; Surviving Obligations 41

Article 13 Miscellaneous	42

13.1	Force Majeure 42

13.2	Alliance Managers 42

13.3	Export Control 42

13.4	Assignment 43

13.5	Change of Control 43

13.6	Severability 43

13.7	Dispute Resolution 44

13.8	Governing Law and Service 44

13.9	Notices 45

13.10	Entire Agreement; Amendments 45

13.11	English Language 46

13.12	Equitable Relief 46

13.13	Waiver and Non-Exclusion of Remedies 46

13.14	No Benefit to Third Parties 46

13.15	Further Assurance 46

13.16	Relationship of the Parties 47

13.17	Counterparts 47

13.18	References 47

13.19	Construction 47

13.20	Affiliates 47

Schedules

Schedule 1.50        Licensed Compound
Schedule 1.51        Licensed Know-How
Schedule 1.52        Licensed Patents
Schedule 1.90        Sanofi Corporate Names
Schedule 3.1.2        Development Plan
Schedule 9.4        Press Release

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Exhibit 10.1

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is made and entered into as of December 21, 2018 (the “Effective Date”) by and between Sanofi, a French corporation (“Sanofi” or “Licensor”) and Opiant Pharmaceuticals, Inc., a Delaware corporation, having offices located at 201 Santa Monica Blvd., Suite 500, Santa Monica, California, USA 90401 (“Opiant”). Sanofi and Opiant are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Sanofi controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and
WHEREAS, Sanofi wishes to grant to Opiant, and Opiant wishes to take, a license under such intellectual property rights to Exploit (as defined herein) Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1    “Accountant” has the meaning set forth in Section 6.10.
1.2    “Acute Cannabinoid Overdose” means a condition arising from the excessive intake of either a synthetic or naturally occurring cannabinoid resulting in symptoms that require immediate medical intervention administered in an emergency context. The terms cannabinoid "intoxication", "toxicity", and "poisoning" are each understood to be synonymous with cannabinoid "overdose" and are intended to be covered by this definition.
1.3     “Adverse Event” means (a) the development of an undesirable medical condition or the deterioration of a pre-existing medical condition in a patient or clinical investigation subject during or following exposure to or use of a Licensed Product, whether or not considered causally related to such Licensed Product, (b) the exacerbation of any pre-existing condition occurring during or following exposure to or use of a Licensed Product, or (c) any other adverse experience or adverse drug experience (as described in the FDA’s Investigational New Drug safety reporting and NDA post-marketing reporting regulations, 21 C.F.R. §§312.32 and 314.80, respectively, and any applicable corresponding regulations outside the United States, in each case as may be amended from time to time), occurring during or following exposure to or use of a Licensed Product. For purposes of this Agreement, “undesirable medical condition” includes symptoms (e.g., nausea, chest pain), signs (e.g., tachycardia, enlarged liver) or the abnormal results of an investigation (e.g., laboratory findings, electrocardiogram), including unfavorable side effects, toxicity, injury, overdose or sensitivity reactions.
1.4    “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party, in each case for so long as such control exists. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.5    “Agreement” has the meaning set forth in the preamble hereto.
1.6    “Alliance Manager” has the meaning set forth in Section 13.2.
1.7    “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines (including without limitation Good Clinical Practices and Good Laboratory Practices, as respectively defined under the ICH Guidelines and Good Manufacturing Practices as defined in 21 C.F.R. Parts 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and ICH Guidelines) or other requirements of the Regulatory Authorities, that may be in effect from time to time.
1.8    “Breaching Party” has the meaning set forth in Section 12.2.
1.9    “Business Day” means a day other than a Saturday or Sunday on which banking institutions in Paris, France and in Los Angeles, California are not closed.
1.10    “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.11    “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.12    “Change of Control” means, with respect to either Party, (a) any sale, exchange, transfer, or issuance to or acquisition by one or more Third Parties of shares representing more than fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of such Party or any Affiliate that directly or indirectly controls (as defined in Section 1.4) (such Affiliate, a “Parent” of such Party), whether such sale, exchange, transfer, issuance or acquisition is made directly or indirectly, beneficially or of record or in one transaction or a series of related transactions, but excluding the issuance of shares in financing transactions, including any venture capital financing or any public offering; (b) a merger or consolidation under applicable Law of such Party with a Third Party in which the shareholders of a Party or such Parent immediately prior to such merger or consolidation do not continue to hold immediately following the closing of such merger or consolidation at least fifty percent (50%) of the aggregate ordinary voting power entitled to vote for the election of directors represented by the issued and outstanding stock of the entity surviving or resulting from such consolidation; or (c) a sale or other disposition of all or substantially all of the assets of such Party to which this Agreement relates to one (1) or more Third Party in one transaction or a series of related transactions.
1.13    “Clinical Data” means all data, reports and results with respect to the Licensed Compound and the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Studies.
1.14    “Clinical Studies” means human clinical trials for a Licensed Product and any other tests and studies for a Licensed Product in human subjects.

1.15    “Combination Product” means a Licensed Product that consists of or contains a Licensed Compound as an active ingredient together with one or more other active ingredients and is sold either as a fixed dose or as separate doses, in a single package.
1.16    “Commercialization” means, with respect to a Licensed Product, any and all activities (whether before or after Market Approval) directed to the preparation for sale of, offering for sale of, or sale of such Licensed Product in the Field in the Territory, including pre‑launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling such Licensed Product, importing, exporting or transporting such Licensed Product for commercial sale, medical education activities with respect to such Licensed Product, conducting Clinical Studies that are not required to obtain or maintain Market Approval for such Licensed Product for an indication, which may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies; Manufacturing Licensed Products for commercial sale, samples and/or any of the foregoing studies; and regulatory affairs (including the preparation and submission of Regulatory Documentation and interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have a corresponding meaning.
1.17    “Commercially Reasonable Efforts” means with respect to Opiant’s Development and Commercialization of a Licensed Product, a level of efforts and resources comparable to the efforts and resources commonly used in the research-based biopharmaceutical industry by companies with resources and expertise similar to those of Opiant for internally-developed compounds or products of similar market potential at a similar stage in development or product life, taking into account: (a) issues of efficacy, safety and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products being developed and sold in the marketplace, (c) the expected and actual product profile of the Licensed Product, (d) the expected and actual patent and other proprietary position of the Licensed Product, the expected and actual profitability, market potential and return on investment of the Licensed Product, but without regard to payments owed by Opiant to Sanofi under this Agreement. “Commercially Reasonable Efforts” shall be determined on a country-by-country (or region-by-region, where applicable) and indication-by-indication basis, without regard to the particular circumstances of Opiant, including any other product opportunities of Opiant and any payments owed by Opiant to Sanofi under this Agreement.
1.18    “Competing Product” means any pharmaceutical product that (a) is not a Licensed Product or Licensed Compound and (b) is a CB receptor (type 1) blocker (CB1 antagonist) developed for the treatment of Acute Cannabinoid Overdose.
1.19    “Complaining Party” has the meaning set forth in Section 12.2.
1.20    “Confidential Information” has the meaning set forth in Section 9.1.
1.21    “Control” means, with respect to any Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1), to assign or grant a license, sublicense or other right (including a right to reference Regulatory Documentation) to or under such Information and Inventions, Regulatory Documentation, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
1.22    “Controlling Party” has the meaning set forth in Section 7.4.1
1.23    “Development” means, with respect to a Licensed Product, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, Manufacture Process Development, Clinical Studies intended for use as a basis for obtaining Market Approval of such Licensed Product, including Manufacturing in support of the foregoing activities (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority or other governmental authority as a condition or in support of obtaining or maintaining Market Approval for such Licensed Product. When used as a verb, “Develop” means to engage in Development.
1.24    “Development Plan” means the plan for the Development of the Licensed Products as described in Section 3.1.2, as updated from time to time pursuant to Section 3.1.2.
1.25    “Disclosing Party” has the meaning set forth in Section 9.1.
1.26    “Dispute” has the meaning set forth in Section 13.7.
1.27    “Dollars” or “$” means United States Dollars.
1.28    “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA and the regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition principles or any other national approval procedure.
1.29    “Effective Date” has the meaning set forth in the preamble hereto.
1.30    “EMA” means the European Medicines Agency and any successor agency thereto.
1.31    “Europe” means the countries comprising the European Economic Area as it may be constituted from time to time, which as of the Effective Date consists of the member countries of the European Union, Iceland, Norway, Liechtenstein and Switzerland.
1.32    “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany,

Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom of Great Britain and Northern Ireland and that certain portion of Cyprus included in such organization.
1.33    “Executive Officers” means a senior executive of a Party having corporate authority to make decisions regarding this Agreement.
1.34    “Exploit” means, with respect to a Licensed Product, to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized, modify, enhance, improve, hold, or keep (whether for disposal or otherwise), or otherwise practice, exploit or dispose of such Licensed Product and “Exploitation” means the act of Exploiting a Licensed Product.
1.35    “FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.36    “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time.
1.37    “Field” means the therapeutic emergency treatment of Acute Cannabinoid Overdoses in humans by administration of a pharmaceutical product via any parenteral route of administration. The term “Field” excludes the chronic administration of a therapeutic agent, irrespective of the purpose or route of administration.
1.38    “First Commercial Sale” means, with respect to a Licensed Product in a country in the Territory, the first sale to a Third Party for monetary value for use or consumption by the general public of such Licensed Product in such country after the applicable Regulatory Authority has approved the Drug Approval Application for such Licensed Product in such country. Sales prior to the approval of the applicable Drug Approval Application, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not constitute a First Commercial Sale.
1.39    “Force Majeure Event” has the meaning set forth in Section 13.1.
1.40    “GAAP” means United States generally accepted accounting principles consistently applied.
1.41    “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.
1.42    “IND” means an investigational new drug application filed with the FDA for authorization to commence Clinical Studies in the United States (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.
1.43    “Indemnification Claim Notice” has the meaning set forth in Section 11.3.

1.44    “Indemnified Party” has the meaning set forth in Section 11.3.
1.45    “Indemnifying Party” means the Party from whom indemnification is sought pursuant to Section 11.1 or Section 11.2.
1.46    “Information and Inventions” means all technical, scientific and other data, know-how and information of any type, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including pre-clinical trial results and Clinical Study results, Manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions, and tangible embodiments of any of the foregoing.
1.47    “Infringement” has the meaning set forth in Section 7.3.1.
1.48    “Infringement Notice” has the meaning set forth in Section 7.3.1.
1.49    “Invoiced Sales” has the meaning set forth in the definition of “Net Sales”.
1.50    “Licensed Compound” means the pharmaceutical compound known as AVE1625 (drinabant), as more specifically described in Schedule 1.50 attached hereto, together with any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing.
1.51    “Licensed Know-How” means (i) the Information and Inventions and Regulatory Documentation existing as of the Effective Date that are listed in Schedule 1.51 (Licensed Know-How), together with (ii) any additional Information and Inventions and Regulatory Documentation which Sanofi may provide to Opiant after the Effective Date in accordance with Section 2.7 (and the Parties agree to update the list of Licensed Know-How in Schedule 1.51, from time to time, to reflect any such additional Information and Inventions and Regulatory Documentation).
1.52    “Licensed Patents” means the Patents set forth on Schedule 1.53.
1.53    “Licensed Product” means any pharmaceutical product containing a Licensed Compound, alone or in combination with one or more other active ingredients.
1.54    “Losses” has the meaning set forth in Section 11.1.
1.55    “MAA” has the meaning set forth in Section 1.28.
1.56    “Major Markets” means each of the United States of America, Canada, the European Union and Japan.

1.57    “Manufacture” and “Manufacturing” means, with respect to a Licensed Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, Manufacture Process Development, stability testing, quality assurance or quality control of such Licensed Product or any intermediate thereof.
1.58    “Manufacture Negotiation Period” has the meaning set forth in Section 5.2.
1.59    “Manufacture Option” has the meaning set forth in Section 5.2.
1.60    “Manufacture Option Data Package” means, with respect to a Licensed Compound or a Licensed Product, as applicable: (a) a description of the Manufacturing process for such Licensed Product (to the extent such process exists as of the time the Manufacture Option is triggered); (b) Opiant’s good faith forecasted requirements of such Licensed Product for (x) the first five (5) years after the First Commercial Sale of such Licensed Product (such forecasted requirements to be non-binding) and (y) where applicable the duration of the Development Plan; and (c) any other information Controlled and possessed by Opiant or its Affiliates directly related to the Manufacture of such Licensed Product (and not already in Sanofi’s possession) that Sanofi requests within fifteen (15) days of receipt of the information in clauses (a) and (b) that would be reasonably necessary for Sanofi to make an informed decision regarding whether to exercise its Manufacture Option with respect to such Licensed Product.
1.61    “Manufacture Option Notice” has the meaning set forth in Section 5.2.
1.62    “Manufacture Option Period” means, with respect to a Licensed Product, the period commencing on the date on which Opiant notifies Sanofi in writing that it intends to enter into one or more Third Party Manufacture and Supply Agreements with respect to such Licensed Product and ending sixty (60) days thereafter.
1.63    “Manufacture Process Development” means the process development, process qualification and validation and scale-up of the process to manufacture a Licensed Product and analytic development and product characterization with respect thereto.
1.64    “Market Approval” means all clearances, approvals, licenses, registrations or authorizations from a Regulatory Authority necessary for the distribution, pricing, reimbursement, marketing or sale of a Licensed Product in the jurisdiction of such Regulatory Authority. For countries where governmental approval is required for pricing or reimbursement for a pharmaceutical product to be reimbursed by national health insurance (or its local equivalent), “Market Approval” shall not be deemed to occur until such pricing or reimbursement approval is obtained.
1.65    “Markings” has the meaning set forth in Section 4.7.
1.66    “Milestone Event” means each of the events identified as a milestone event in Section 6.2.1 or Section 6.2.2.

1.67    “Monetization” means the monetization of all or a portion of Sanofi’s rights to receive royalties and other related payments under this Agreement, including by means of a direct sale (through an auction process or otherwise) or a financing (through a borrowing of loans, an offering of securities or otherwise).
1.68    “NDA” has the meaning set forth in the definition of “Drug Approval Application.”
1.69    “Net Sales” means, for any period, the gross amount invoiced by Opiant or any of its Affiliates or Sublicensees for the sale of a Licensed Product (the “Invoiced Sales”), less deductions for: (a) normal and customary trade, quantity and cash discounts, prompt settlement discounts (including chargebacks and allowances) and amounts allowed, expended, repaid or credited by reason of or in connection with rejection, return, recall suspension or withdrawal of goods, rebates or bona fide price reductions; (b) freight, postage, shipping and insurance expenses to the extent that such items are not borne or reimbursed by the purchaser; (c) customs and excise duties, VAT and other taxes, duties and governmental charges related to the sales to the extent that such items are not borne or reimbursed by the purchaser; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority or to managed-care entities or entities that manage patient drug benefits, (e) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to Licensed Product, (f) that portion of the annual fee on prescription drug manufacturers imposed by the Patient protection and Affordable Care Act, Pub. L. No. 111-48 (as amended) that Opiant, its Affiliates or Sublicensee, as applicable, allocates to sales of the Licensed Product in accordance with Opiant’s, its Affiliate’s or Sublicensee’s standard policies and procedures consistently applied across its products, as applicable, and (g) amounts reserved and credited for uncollectible amounts with respect invoiced sales determined in a manner consistent with Opiant’s, its Affiliate’s or Sublicensee’s, as applicable, internal accounting practices, consistently applied across its products, in each case ((a) to (g)) in accordance with GAAP. Any of the deductions listed above that involves a payment by Opiant or any of its Affiliates shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge.
In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains the same Licensed Compound as such Combination Product as its sole active ingredient, if sold separately in such country, and B is the average invoice price in such country of each product that contains an active ingredient other than the Licensed Compound contained in such Combination Product as its sole active ingredient, if sold separately in such country. If either such Licensed Product that contains the Licensed Compound as its sole active ingredients or a product that contains an active ingredient (other than the Licensed Product) in the Combination Product as its sole active ingredient is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, the Licensed Compound, on the one hand, and all of the other active ingredients, collectively, on the other hand; provided that if, notwithstanding such good faith negotiation, the Parties are unable to agree on an adjustment to Net Sales in such country within 60 days after a request by a Party that they negotiate such an adjustment, then either Party shall have the right to submit such matter for resolution pursuant to Section 13.7.
In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Opiant’s, or its Affiliates’ or Sublicensees’ existing allocation method; provided that any such allocation shall be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.
Opiant’s or any of its Affiliates’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed by such Affiliate or Sublicensee in the course of its commercial activities.
1.70    “Non-Controlling Party” has the meaning set forth in Section 7.4.1.
1.71    “Opiant” has the meaning set forth in the preamble hereto.
1.72    “Opiant Indemnitees” has the meaning set forth in Section 11.2.
1.73    “Party” and “Parties” each has the meaning set forth in the preamble hereto.
1.74    “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed from any of the foregoing provisional patent applications in clause (a), (c) all patent applications that claim priority to any patent or patent applications in clause (a) or clause (b), including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (d) any and all patents that have issued or in the future issue from any of foregoing patent applications in clause (a), clause (b) or clause (c), including utility models, petty patents and design patents and certificates of invention, and (e) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of any of the foregoing patents or patent applications in clause (a), clause (b), clause (c) or clause (d).
1.75    “Payments” has the meaning set forth in Section 6.5.
1.76    “Pediatric Exclusivity” means a Market Approval issued by FDA in application of 21 C.F.R. § 355a or its successor regulation.
1.77    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.78    “Phase I Clinical Study” means a Clinical Study of a Licensed Product that meets the definition of a Phase I study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(a), or its successor regulation, or the equivalent regulation in any other country
1.79    “Phase II Clinical Study” means a Clinical Study of a Licensed Product that meets the definition of a Phase II study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(b), or its successor regulation, or the equivalent regulation in any other country.
1.80    “Phase III Clinical Study” means a Clinical Study of Licensed Product that meets the definition of a Phase III study in the Clinical Trial Regulation EU No 536/2014 and for the United States as described in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent regulation in any other country.
1.81    “Positive Results” means in relation to any Clinical Study that the results of such Clinical Study either (i) met their pre-determined primary end point, and (ii) were sufficient to enable such Licensed Product to advance to the next Clinical Study state (e.g. Phase II Clinical Study or Phase III Clinical Study) or to the next phase of regulatory approval (e.g. Market Approval).
1.82    “Product Labeling” means, with respect to a Licensed Product in a country in the Territory, (a) the Regulatory Authority‑approved full prescribing information for such Licensed Product for such country, including any required patient information and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Licensed Product in such country.
1.83    “Product Trademarks” means the Trademark(s) to be used by Opiant or its Affiliates for the Commercialization of the Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of the Parties or their Affiliates, including the Sanofi Corporate Names).
1.84    “Receiving Party” has the meaning set forth in Section 9.1.
1.85    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Licensed Compound or a Licensed Product in the Territory.
1.86    “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all

Market Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files and (c) Clinical Data and any other data contained in any of the foregoing, in each case ((a), (b) and (c)), relating to the Licensed Product.
1.87    “Regulatory Exclusivity” means any period of data, market or other regulatory exclusivity granted or otherwise authorized in respect of a Licensed Product, including any such period under the FFDCA, European Parliament and Council Regulations (EC) Nos. 726/2004, 141/2000 and 1901/2006, or national implementations of Article 10 of Directive 2001/83/EC, and all equivalents (in the United States, European Union or elsewhere) of any of the foregoing.
1.88    “Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the latest to occur of (a) the expiration of the last-to-expire Licensed Patent that includes a Valid Claim; (b) the expiration of Regulatory Exclusivity in such country for such Licensed Product; or (c) the tenth anniversary of the First Commercial Sale of such Licensed Product in such country.
1.89    “Sanofi” has the meaning set forth in the preamble hereto.
1.90    “Sanofi Corporate Names” means the Trademarks and logos identified on Schedule 1.90 and such other names and logos as Sanofi may designate in writing from time to time.
1.91    “Sanofi Indemnitees” has the meaning set forth in Section 11.1.
1.92    “Sanofi Manufacturing and Supply Agreement” has the meaning set forth in Section 5.2.
1.93    “Segregate” means with respect to a Competing Product, to segregate the development and commercialization activities relating to such product or program from development and commercialization with respect to the corresponding Licensed Product under this Agreement, including ensuring that: (i) no personnel involved in performing the development or commercialization of such product or program have access to non-public plans or information relating to the development or commercialization of the corresponding Licensed Product (provided that management personnel may review and evaluate plans and information regarding the development and commercialization of such Licensed Product in connection with portfolio decision-making or other company-wide responsibilities); and (ii) no personnel involved in performing the development or commercialization of such Licensed Product have access to non-public plans or information relating to the development or commercialization of such Competing Product (provided that upper management personnel (limited, for Opiant, to employees reporting directly to CEO reports and, for Sanofi, to employees reporting directly to an Executive Committee member) may review and evaluate plans and information regarding the development and commercialization of such product or program in connection with portfolio decision-making or other company-wide responsibilities).
1.94    “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by Opiant or its Affiliate under the grants in Section 2.1 to market, promote and sell a Licensed Compound or Licensed Product, as provided in Section 2.3; and a “Sublicense Agreement” means an agreement pursuant to which a Sublicensee is granted such rights by Opiant.
1.95    “Term” has the meaning set forth in Section 12.1.
1.96    “Termination Notice Period” has the meaning set forth in Section 12.2.
1.97    “Territory” means the entire world.
1.98    “Third Party” means any Person other than Sanofi, Opiant and their respective Affiliates.
1.99    “Third Party Claims” has the meaning set forth in Section 11.1.
1.100    “Third Party Manufacture and Supply Agreement” has the meaning set forth in Section 5.2.
1.101    “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.
1.102    “Transition Plan” has the meaning set forth in Section 2.7.
1.103    “Valid Claim” means, with respect to a particular country, (a) any claim of an issued and unexpired Patent in such country that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country or (b) any claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
ARTICLE 2
GRANT OF RIGHTS
2.1    Grants to Opiant.  Subject to Section 2.2, Section 2.3, and compliance with all other terms and conditions of this Agreement, Sanofi hereby grants to Opiant:
2.1.1    an exclusive (including with regard to Sanofi and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.3, under the Licensed Patents and the Licensed Know-How to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory; and
2.1.2    subject to Section 2.4, a non-exclusive license to use the Sanofi Corporate Names solely as necessary for Opiant to perform its obligations under Section 4.7 and for no other purpose.
2.2    Retention of Rights.  Sanofi retains, on behalf of itself and its Affiliates, non-exclusive rights in and to the Licensed Patents and the Licensed Know-How to conduct non-clinical research with respect to the Licensed Compounds and Licensed Products in the Field in the Territory.
2.3    Sublicenses.  Opiant shall have the right to grant sublicenses through multiple tiers of sublicensees under the rights and licenses granted to Opiant under Section 2.1 without the written consent of Sanofi, but will provide Sanofi with at least ten (10) Business Days’ prior notice of any Sublicense Agreement, and if within five (5) Business Days’ of receipt of such notice, Sanofi raises any concern, Opiant shall, in good faith, consider such concerns of Sanofi; provided that, Opiant’s notice shall be limited to a simple statement that Opiant intends to grant a sublicense to a Third Party and shall not disclose either the identity of the potential Sublicensee or any terms of the potential Sublicense Agreement. Opiant shall within thirty (30) calendar days of executing a Sublicense Agreement deliver a fully executed copy of such Sublicense Agreement to the attention of Sanofi’s Alliance Manager; provided that the terms of such Sublicense Agreement, to the extent not pertinent to an understanding of Party’s obligations or benefits under this Agreement, may be redacted. Opiant shall, notwithstanding any sublicensing, remain liable to Sanofi for compliance with this Agreement. Opiant shall ensure that any sublicenses it grants or authorizes shall be subject and subordinate to the terms hereof. For the avoidance of doubt, Opiant shall not be obligated to provide Sanofi a copy, or notice, of any agreement pursuant to which Opiant grants a sublicense under any of the rights granted to Opiant under Section 2.1 to a contract research organization, contract manufacturing organization, service provider, distributor or other similar Third Party for purposes of providing services for, on behalf or in collaboration with, Opiant.
2.4    Use of the Sanofi Corporate Names.  With respect to any Sanofi Corporate Names licensed to Opiant under Section 2.1.2, Opiant agrees to conform to the guidelines of Sanofi in effect from time to time (as notified to Opiant) with respect to manner of use and to maintain the quality standards of Sanofi for goods sold and services provided in connection with the Sanofi Corporate Names. Opiant shall, and shall cause its Affiliates to, use diligent efforts not to do any act that endangers, destroys or similarly affects the value of the goodwill pertaining to the Sanofi Corporate Names. Opiant shall, and shall cause its Affiliates to, execute any documents required in the reasonable opinion of Sanofi to be entered as a “registered user” or recorded licensee of the Sanofi Corporate Names or to be removed as registered user or licensee thereof.
2.5    No Implied Rights.  Opiant and its Affiliates shall have no right, express or implied, with respect to the Licensed Patents, the Licensed Know-How or the Sanofi Corporate Names, except as expressly provided in Section 2.1.
2.6    Exclusivity
2.6.1    Opiant. During the Term, Opiant shall not, and shall cause its Affiliates not to (a) directly or indirectly, develop, commercialize or manufacture any Competing Product in any country in the Territory, or (b) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop, commercialize or manufacture any Competing Product in any country in the Territory.
2.6.2    Sanofi.
(i)    During the initial five (5) years of the Term, Sanofi shall not, and shall cause its Affiliates not to (a) directly or indirectly, develop or commercialize any Competing Product in any country in the Territory, or (b) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop or commercialize any Competing Product in any country in the Territory; provided that if Sanofi or an Affiliate acquires a Third Party that as of the effective date of such transaction is engaged in the development or commercialization of any Competing Product, (a “Competing Product Acquisition Transaction”), then Sanofi shall not be in breach of this Section 2.6.2(i) if Sanofi notifies Opiant in writing within ninety (90) days after the effective date (i.e., after any pre-clearance or similar regulatory approval periods have expired) of such Competing Product Acquisition Transaction that it or its Affiliate, as applicable, intends to either (A) divest its rights to such Competing Product or (B) terminate development and commercialization of such Competing Product (subject to any regulatory requirements to complete ongoing Clinical Studies), within twelve (12) months of the close of the Competing Product Acquisition Transaction and Opiant shall have no right to terminate this Agreement pursuant to Section 12.2 during such twelve (12) month period if Sanofi is using good faith efforts to effect the option it has selected under this Section 2.6.2(i). Moreover, if Sanofi demonstrates to Opiant that it is engaged in bona fide negotiations relating to any such divestiture, Sanofi may, with the consent of Opiant, such consent not to be unreasonably withheld, conditioned or delayed, extend the period of time to complete such divestiture for a period not to exceed eighteen (18) months from the closing date of such Competing Product Acquisition Transaction (it being understood that a divestiture may take the form of an out-license of the rights to such Competing Product so long as Sanofi or its Affiliates do not retain any rights to develop or commercialize the Competing Product).
(ii)    During the Term, Sanofi shall not, and shall cause its Affiliates not to (a) directly or indirectly, develop or commercialize the Licensed Compound or any Licensed Product, in each case for treatment of Acute Cannabinoid Overdose in any country in the Territory outside of the Field or (b) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop or commercialize the Licensed Compound or any Licensed Product, in each case for treatment of Acute Cannabinoid Overdose in any country in the Territory outside of the Field.
2.6.3    Each Party acknowledges and agrees that (a) this Section 2.6 has been negotiated by the Parties, (b) the geographical and time limitations on activities set forth in Sections 2.6.1 – 2.6.2 are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Licensed Compounds and the Licensed Products and (c) the Parties would not have entered into this Agreement without the protection it is afforded by this Section 2.6. If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 2.6 are too broad or otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 2.6 to include the maximum restrictions allowable under Applicable Law.
2.7    Transfer of Licensed Know-How; Transition Plan. Sanofi shall disclose and make available to Opiant the Licensed Know-How listed in Schedule 1.51 (a) by granting download and such other access rights to the data room in which such information was hosted for the purpose of Opiant’s due diligence until at least January 31, 2019, and (b) by (i) delivering a complete and accurate copy of such information no later than January 15, 2019 provided that Opiant notifies Sanofi of its preferred method of transfer and form of media within five (5) Business Days after the Effective Date, and (ii) subject to the agreement of the Third Party service provider on which such data is maintained, assisting Opiant in promptly transferring a complete and accurate copy of such data maintained by Sanofi to a data room maintained by and at the expense of Opiant (such activities in items (a) and (b) of this paragraph are the “Transition Plan”). Except as set forth in the preceding sentence, each Party shall bear its own expenses with respect to its activities under the Transition Plan. If, after the Effective Date, Opiant identifies particular items of Information and Inventions or Regulatory Documentation relating to the Licensed Compound or its Exploitation that were not included in Schedule 1.51, Opiant may request that Sanofi provide to Opiant such identified items of Information and Inventions or Regulatory Documentation. To the extent such requested items of Information and Inventions or Regulatory Documentation are readily accessible by Sanofi or its Affiliates, Sanofi shall use reasonable efforts to provide the requested additional items of Information and Inventions and Regulatory Documentation to Opiant as soon as practicable, at Opiant’s cost, using a method of transfer and form of media as the Parties may determine at such time to be technically feasible and cost-effective, and such transferred Information and Inventions and Regulatory Documentation shall thereafter be included in the Licensed Know-How as per Section 1.51.
2.8    Supply of Licensed Compound. Sanofi and Opiant shall negotiate in good faith after the Effective Date a separate agreement under which Sanofi would manufacture and supply to Opiant an agreed quantity of newly manufactured Licensed Compound, under terms and conditions to be mutually agreed.
2.9    Subcontracting.  Opiant may subcontract the exercise of its rights and the performance of its obligations under this Agreement (including, without limitation, by appointing one or more suppliers, manufacturers, or distributors); provided that (a) no such permitted subcontracting shall relieve Opiant of any obligations (except to the extent satisfactorily performed by such subcontractor), and Opiant shall remain responsible for the performance of such activities in accordance with this Agreement and the Development Plan and (b) any agreement pursuant to which Opiant engages a subcontractor must (i) be consistent in all material respects with this Agreement and (ii) contain confidentiality and intellectual property terms sufficient to allow Opiant and its Affiliates to satisfy their respective obligations under this Agreement.
2.10    Expansion of the Field. If during the Term, Opiant wishes to pursue administration of a Licensed Product using a route of administration not included within the definition of the Field herein, then Opiant may request, on written notice to Sanofi, that this Agreement be amended to include such additional route of administration within the scope of the definition of the Field, and Sanofi agrees that it will not unreasonably withhold its consent with respect to any such request; provided that any such expansion of the Field will be automatically revoked if Opiant has not received, within one (1) year of the date on which Sanofi grants its consent, an affirmative decision from a Regulatory Authority expressly allowing the development of such alternative route of administration.

Article 1
DEVELOPMENT AND REGULATORY
1.1    Development.
1.1.1    In General. As between the Parties, Opiant shall have the sole right and responsibility to Develop the Licensed Products in the Field in the Territory at its own cost and expense in accordance with the Development Plan.
1.1.2    Development Plan. Schedule 3.1.2 sets forth an initial development plan for the Licensed Compounds and Licensed Products in the Field in the Territory (such plan, as amended from time to time in accordance with this Agreement, the “Development Plan”). From time to time, Opiant may amend the Development Plan on written notice to Sanofi and shall consider in good faith incorporating any reasonable comments of Sanofi to such amended plan. The Development Plan shall, during the Term, reflect the Development activities that Opiant believes, in good faith, to be required in order for Opiant to satisfy its obligations under Section 3.1.3. The Development Plan shall set forth the Development objectives, the planned Clinical Studies and other planned Development activities (including regulatory filings and communications) and the contemplated timelines for the foregoing. The Development Plan shall be the Confidential Information of Opiant.
1.1.3    Diligence. Opiant shall use Commercially Reasonable Efforts to Develop and obtain and maintain Market Approval for at least one Licensed Product for use in the Field in the United States.

1.2    Regulatory Matters.
1.2.1    Regulatory Responsibilities - Opiant. Opiant shall have the sole right and responsibility for preparing, filing and maintaining all necessary Regulatory Documentation (including Drug Approval Applications), and for conducting communications with the Regulatory Authorities, for the Licensed Products in the Territory. All Market Approvals relating to the Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, Opiant or its designees.
1.2.2    Regulatory Responsibilities – Sanofi. Sanofi hereby grants to Opiant (a) a right of reference to all Regulatory Documentation (including any existing INDs), and (b) the right to access such Regulatory Documentation and any data therein and use such data in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such data in its own regulatory filings for Licensed Product, which rights Opiant may extend to its Affiliates and Sublicensees of such Licensed Products. Sanofi shall notify relevant Regulatory Authorities of Opiant’s right of reference to such Regulatory Documentation in the form of a letter to the FDA or other Regulatory Authorities and if requested by Opiant, shall provide to Opiant a signed statement acknowledging the grant of such right of reference. Sanofi will provide, and cause its Affiliates to provide, cooperation to Opiant to effect the foregoing.
1.3    Reports.  Opiant shall provide Sanofi within thirty (30) calendar days of the end of each Calendar Year, with an annual development update, such update to include a reasonably detailed summary of Development activities conducted in such reporting period Calendar Year, including a description of material regulatory filings and communications planned for subsequent reporting period. Each such report shall contain sufficient detail to enable Sanofi to assess Opiant’s compliance with its obligations set forth in Section 3.1.3 and shall be deemed Confidential Information of Opiant. Opiant’s obligation to provide such annual development update reports shall expire on the earlier of (a) the date on which a first Market Approval is obtained for a Licensed Product in the USA, or (b) the tenth anniversary following First Commercial Sale.
1.4    Records.  Opiant shall maintain, or cause to be maintained, all Regulatory Documentation and final supporting records and documentation therefor (but not draft records or documentation therefor except as otherwise required by Applicable Law), in accordance with its standard practices, which in all cases shall be consistent with standard practices in the pharmaceutical industry and in compliance with Applicable Law. Such records and documentation shall be retained for at least three years or such longer period as may be required by Applicable Law.
1.5    Compliance. Opiant shall perform or cause to be performed any and all of its Development activities under this Agreement in a good scientific manner and in compliance with all Applicable Laws.
Article 2
COMMERCIALIZATION
2.1    In General.  As between the Parties, Opiant shall have the sole right and responsibility to Commercialize the Licensed Products in the Field in the Territory at its own cost and expense.
2.2    Commercialization Report.  Following the commencement of Commercialization activities under this Agreement by Opiant or its Affiliates, at least sixty (60) calendar days after the end of each Calendar Year during the Term, Opiant shall provide to Sanofi an annual summary update with respect to Opiant’s Commercialization activities with respect to the Licensed Compounds and Licensed Products for such preceding Calendar Year, such update to be the Confidential Information of Opiant.
2.3    Diligence.  Opiant shall use Commercially Reasonable Efforts to Commercialize one (1) Licensed Product for use in the Field in the United States and in each additional Major Market in which it obtains Market Approval.
2.4    Compliance with Applicable Law.  Opiant shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Commercialization of the Licensed Products.
2.5    Sales and Distribution.  As between the Parties, Opiant shall be solely responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts), warehousing and distributing the Licensed Products in the Field in the Territory and performing all related services, in each case, in a manner consistent with the terms and conditions of this Agreement. As between the Parties, Opiant shall be solely responsible for handling all returns, recalls and withdrawals, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Licensed Product in the Territory.
2.6    Product Trademarks.  Subject to Section 2.4, Opiant shall have the right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products in the Field in the Territory.
2.7    Markings. To the extent required by Applicable Law in a country in the Territory, the promotional materials, packaging and Product Labeling for the Licensed Product used by Opiant or its Affiliates in connection with the Licensed Product in such country shall contain (a) the Sanofi Corporate Name and (b) the logo and corporate name of the manufacturer (collectively, the “Markings”). The manner in which the Sanofi Corporate Name is to be presented on promotional materials, packaging and Product Labeling for the Licensed Product shall be subject to prior review and approval by Sanofi.
Article 3
MANUFACTURE AND SUPPLY
3.1    In General.  As between the Parties, Opiant shall be responsible for the Manufacture of each Licensed Product in sufficient quantities for the Exploitation of such Licensed Product in the Field in the Territory. Opiant shall either itself Manufacture and supply, or enter into one or more definitive Manufacturing and supply agreements either with Sanofi or appropriate Third Parties, to Manufacture and supply clinical and commercial supplies of Licensed Product. Opiant shall, and shall cause its Affiliates and any Third Party that Manufactures and supplies clinical or commercial supplies of any Licensed Product to, comply with all Applicable Law with respect to the Manufacture of the Licensed Products.
3.2    Sanofi Manufacturing Option.  At such time as Opiant intends to enter into discussions with one or more Third Parties regarding such Third Party’s ability to Manufacture and supply Opiant’s requirements of Licensed Product for use in Phase III Clinical Studies and subsequent launch and commercialization of a Licensed Product (a “Third Party Manufacture and Supply Agreement”), Opiant shall so notify Sanofi and provide Sanofi a Manufacture Option Data Package. Sanofi shall have the option to engage in negotiations with Opiant to obtain rights for it or one of its Affiliates to Manufacture and supply all or certain of Opiant’s, and its Affiliates’ clinical and/or commercial requirements of such Licensed Compound or Licensed Product (the “Manufacture Option” for such Licensed Compound or Licensed Product). Sanofi may exercise its Manufacture Option with respect to a Licensed Compound or Licensed Product by providing written notice to Opiant (a “Manufacture Option Notice”) at any time during the Manufacture Option Period with respect to such Licensed Compound or Licensed Product. If Sanofi exercises its Manufacture Option with respect to a Licensed Compound or Licensed Product during the applicable Manufacture Option Period, then during the period beginning on the date Sanofi provides the applicable Manufacture Option Notice to Opiant and ending ninety (90) calendar days thereafter (or such later date as may be mutually agreed by the Parties) (the “Manufacture Negotiation Period”), the Parties shall diligently negotiate in good faith the terms and conditions of an agreement pursuant to which Sanofi or one of its Affiliates would Manufacture and supply all or certain of Opiant’s and its Affiliates’ clinical and/or commercial requirements of such Licensed Compound or Licensed Product (a “Sanofi Manufacturing and Supply Agreement”). If (a) Sanofi does not deliver a Manufacture Option Notice to Opiant with respect to a Licensed Product during the Manufacture Option Period with respect to such Licensed Compound or Licensed Product or (b) Opiant and Sanofi cannot agree on the terms and conditions of a Sanofi Manufacturing and Supply Agreement with respect to a Licensed Compound or Licensed Product during the Manufacture Negotiation Period with respect to such Licensed Compound or Licensed Product, then, in either case ((a) or (b)), Opiant or its Affiliate, as applicable, shall be free to enter into one or more Third Party Manufacture and Supply Agreements.
3.3    Manufacturing by Third Parties.  Opiant shall oversee the performance by its subcontractors of the subcontracted Manufacturing activities in a manner that would be reasonably expected to result in their timely and successful completion and shall remain responsible for the performance of such activities in accordance with this Agreement. Any Third Party manufacture and supply agreement must (i) be consistent in all material respects with this Agreement and (ii) contain confidentiality and intellectual property terms sufficient to allow Opiant and its Affiliates to satisfy their respective obligations under this Agreement
Article 4
PAYMENTS
4.1    Upfront Payment.  No later than ten (10) calendar days after the Effective Date, Opiant shall pay Sanofi an upfront amount equal to $500,000.00. Such payment shall be nonrefundable and non-creditable against any other payments due hereunder.
4.2    Milestones.
4.2.1    Development Milestones. Opiant shall pay Sanofi each of the following one-time non-refundable, non-creditable milestone payments within forty-five (45) calendar days after the achievement of the corresponding Milestone Event with respect to each Licensed Product:

	Milestone Event	Milestone Payment
1.	Upon Positive Results of Phase I Clinical Study conducted anywhere in the Territory	$500,000.00
2.	Upon Positive Results of Phase II Clinical Study conducted anywhere in the Territory	$1,000,000.00
3.	Upon Positive Results of Phase III Clinical Study conducted anywhere in the Territory	$1,500,000.00
4.	Upon receipt of Market Approval of first Licensed Product in the United States of America	$3,000,000.00
5.	Upon Market Approval for first Licensed Product from the EMA (or if the centralized approval procedure is not pursued, receipt of Market Approval for first Licensed Product from a national Regulatory Authority in any one of France, Germany, Italy, Spain or the United Kingdom)	$1,000,000.00
6.	Upon receipt of the Market Approval for first Licensed Product in Canada	$500,000.00
7.	Upon receipt of the Market Approval first Licensed Product in Japan	$500,000.00
8.	Issuance of first Pediatric Exclusivity for a Licensed Product in the United States of America	$100,000.00

4.2.2    Sales Milestones. Opiant shall pay Sanofi each of the following one time, non-refundable, non-creditable milestone payments within forty-five (45) calendar days after the achievement of the corresponding Milestone Event:

Milestone Event	Milestone Payment
Upon first time achieving Territory-wide Net Sales of all Licensed Products in a Calendar Year of at least $75,000,000.00	$2,500,000.00
Upon first time achieving Territory-wide Net Sales of all Licensed Products in a Calendar Year of at least $150,000,000.00	$3,500,000.00
Upon first time achieving Territory-wide Net Sales of all Licensed Products in a Calendar Year of at least $250,000,000.00	$10,000,000.00
Upon first time achieving Territory-wide Net Sales of all Licensed Products in a Calendar Year of at least $400,000,000.00	$20,000,000.00
4.2.3    Determination that Milestone Events Have Occurred. Opiant shall promptly notify Sanofi in writing of the achievement of each Milestone Event. In the event that, notwithstanding the fact that Opiant has not provided Sanofi such a notice, Sanofi believes that any such Milestone Event has been achieved, it shall so notify Opiant in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. For clarity, (a) any achievement of a Milestone Event for a Licensed Product shall be deemed an achievement of any prior Milestone Event for the same Licensed Product, if the Milestone Payment corresponding to such prior Milestone Event has not been made for any reason; provided however that the foregoing does not apply with regard to Market Approval milestones in distinct countries or regions (i.e., no Milestone Event from among Milestone Events 4 – 7 in Section 6.2.1 shall be deemed to be “prior” to any other Milestone Event from among Milestone Events 4 – 7) nor shall any of Milestone Events 1 – 7 in Section 6.2.1 be deemed to be “prior” to Milestone Event 8 (Issuance of first Pediatric Exclusivity) in Section 6.2.1), and (b) the achievement of any Milestone Event by an Affiliate of Opiant shall trigger the corresponding Milestone Payment as if such Milestone Event had been achieved by Opiant. Any dispute under this Section 6.2.3 regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Section 13.7.

4.3    Royalties.
4.3.1    Royalty Rates. Opiant shall pay Sanofi a royalty on Net Sales of all Licensed Products in the Territory for each Calendar Year (or partial Calendar Year), as follows:

That portion of Net Sales of all Licensed Products in the Territory in a Calendar Year that is:	Royalty Rate
Less than or equal to $150,000,000.00	7%
Greater than $150,000,000 but less than or equal to $250,000,000.00	8%
Greater than $250,000,000.00	12%
4.3.2    Blended Royalty. Opiant acknowledges that (a) the Licensed Know-How is proprietary and valuable and that without the Licensed Know-How, Opiant would not be able to obtain and maintain Market Approvals with respect to the Licensed Products, (b) such Market Approvals will allow Opiant to obtain and maintain Regulatory Exclusivity with respect to the Licensed Products in the Field in the Territory, (c) access to the Licensed Know-How and the rights with respect to the Regulatory Documentation have provided Opiant with a competitive advantage in the marketplace beyond the exclusivity afforded by the Licensed Patents and the Regulatory Exclusivity, and (d) the milestone payments and royalties set forth in Section 6.2 and Section 6.3, respectively, are, in part, intended to compensate Sanofi for such exclusivity and such competitive advantage. The Parties agree that the royalty rates set forth in Section 6.3.1 reflect an efficient and reasonable blended allocation of the value provided by Sanofi to Opiant.
4.3.3    Third Party Licenses. If, during the Term, Opiant determines in good faith that it is reasonably necessary or useful to obtain a license from any Third Party to any Patent or technology (e.g., an excipient) in order to Exploit a Licensed Product in the Field, fifty percent (50% ) of any royalties or other amounts paid to such Third Party under the license for such Patent or technology in respect of such Licensed Product may be deducted from royalties or other amounts otherwise due to Sanofi with respect to such Licensed under this Agreement; provided that in no event shall any deduction under this Section 6.3.3 result in a reduced effective royalty rate payable to Sanofi in respect of such Licensed Product in such country of less than fifty percent (50%) of the effective royalty rate prior to application of this clause. Upon Sanofi’s written request, Opiant shall provide Sanofi with a copy of the license agreement(s) pursuant to which such Patent(s) or technology were obtained; provided that the terms of such license agreement(s), to the extent not pertinent to Sanofi’s verification of (i) the Patent or technology being in-licensed and its applicability to the Licensed Product, and (ii) the verification of the offsets being applied to the royalty payments owing to Sanofi, may be redacted.
4.3.4    Generic Competition. During the Royalty Term for a Licensed Product in a particular country of the Territory, the royalty rate applicable to such Licensed Product in such country under Section 6.3.1 above shall be subject to reduction, based on the level of competition from Generic Versions of such Licensed Product in such country as follows:
(i)    If Generic Versions of such Licensed Product capture a Generic Market Share with respect to such Licensed Product in such country of at least fifty percent (50%), then for so long as Generic Version(s) maintain a Generic Market Share of at least fifty percent (50%) in such country, the amount of Net Sales of such Licensed Product in such country during the relevant period of time shall be reduced by fifty percent (50%) for the purpose of calculating the royalty due to Sanofi according to Section 6.3.1.
(ii)    For purposes of this Section 6.3.4:
(a)    “Generic Version” shall mean, with respect to a Licensed Product and a particular country, a pharmaceutical product that: (1) is marketed in such country by an entity other than Opiant, its Affiliates or its Sublicensees, (2) contains the same active pharmaceutical ingredient utilized as a Licensed Compound in such Licensed Product, (3) receives Market Approval for use in the Field (with or without pricing reimbursement approval) in such country in full or partial reliance on the Market Approval (but not necessarily pricing or reimbursement approval) of such Licensed Product;
(b)    “Generic Market Share” means, with respect to a Licensed Product in a country, the total unit volume of Generic Version(s) of such Licensed Product sold in such country, as a percentage of the combined unit volume of such Licensed Product and such Generic Version(s), in the aggregate in such country, for the current calendar quarter (i.e., the calendar quarter for which royalties are being calculated under this Section 6.3) and the preceding calendar quarter. Such unit volumes shall be determined by the number of unit sales given for such Licensed Product and such Generic Version(s) in aggregate, during such period (based on data provided by a reputable Third Party data source generally accepted in the pharmaceutical industry in the relevant country and mutually agreed by the Parties)
4.4    Payment Dates and Reports. Royalty payments shall be made by Opiant within sixty (60) calendar days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. Opiant shall also provide to Sanofi, at the same time each such payment is made, a report showing: (a) the Net Sales of the Licensed Products by country in the Territory; (b) an itemized calculation of Net Sales showing deductions from Invoiced Sales to determine Net Sales; (c) the applicable royalty rates for the Licensed Products; (d) the exchange rates used in calculating any of the foregoing; and (e) a calculation of the amount of royalty due to Sanofi. If for any Calendar Quarter there are no Net Sales in such Calendar Quarter, Opiant shall notify Sanofi in writing thereof.
4.5    Mode of Payment; Currency Conversion.
(i)    All payments to Sanofi under this Agreement shall be made by deposit of USD in the requisite amount to such bank account as Sanofi may from time to time designate by notice to Opiant.
(ii)    If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made using the exchange rate utilized by Opiant in calculating its own revenues for financial reporting purposes.
4.6    Taxes.  The upfront payment, milestone payments and other amounts payable by Opiant to Sanofi pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Sanofi alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Opiant) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Opiant shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Sanofi is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Opiant or the appropriate governmental authority (with the assistance of Opiant to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Opiant of its obligation to withhold tax, and Opiant shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that Opiant has received evidence, in a form reasonably satisfactory to Opiant, of Sanofi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) calendar days prior to the time that the Payments are due. If, in accordance with the foregoing, Opiant withholds any amount, it shall pay to Sanofi the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Sanofi proof of such payment within ten (10) calendar days following such payment. Opiant shall be responsible for any sales or other similar tax that Sanofi may be required to collect with respect to the Payments.
4.7    Interest on Late Payments.  If any Payment due to Sanofi under this Agreement is not paid in when due, then Opiant shall pay interest thereon and on any unpaid accrued interest (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of three and a half percent (3.5%), such interest to run from the date upon which payment of such amount became due until payment thereof in full together with such accrued interest.
4.8    Financial Records.  Opiant shall, and shall cause its Affiliates and sub-licensees to, keep complete and accurate books and records pertaining to the sale of the Licensed Products, including books and records of Invoiced Sales (including any deductions therefrom) and Net Sales of the Licensed Products in the Territory. Opiant shall, and shall cause its Affiliates and sublicensees to, retain such books and records, until the later of (3) three years after the end of the period to which such books and records pertain and the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.
4.9    Audits.  At the reasonable request of Sanofi, Opiant shall, and shall cause its Affiliates and shall use reasonable efforts to require its Sublicensees to, permit an independent certified public accountant designated by Sanofi and reasonably acceptable to Opiant, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.8 to verify the accuracy of all reports and payments made under Section 6.4 for any Calendar Year ending not more than thirty six (36) months prior to the date of such requested audit. Such audits may not be conducted more than once in any 12-month period (unless a previous audit during such 12-month period revealed an underpayment with respect to such period or Opiant restates or revises such books and records for such 12-month period) or (c) be repeated for any Calendar Year. If Opiant is unable to obtain from any Sublicensee a right for Sanofi (through an independent certified public accountant designated by Sanofi) to audit the equivalent books and records of such Sublicensee, Opiant shall obtain the right to inspect and audit such Sublicensee’s books and records for itself and shall exercise such audit rights on behalf and at the expense of Sanofi upon Sanofi’s written request and disclose the results of any such audit to Sanofi in accordance with the terms of this Agreement. Except as provided below, the cost of any audit shall be borne by Sanofi, unless the audit reveals a variance of more than ten percent (10%) from the reported amounts for such Calendar Year, in which case Opiant shall bear the costs of the audit charged to Sanofi by the applicable independent certified public accountant. Unless disputed pursuant to Section 6.10, if such audit concludes that additional payments were owed or that excess payments were made during such period, Opiant shall pay the additional amounts, with interest from the date originally due as provided in Section 6.7, within thirty (30) calendar days after the date on which such audit is completed and the conclusions thereof are notified to the Parties or Opiant shall deduct such excess payments from future payments owed Sanofi, as the case may be.
4.10    Audit Dispute.  In the event of a dispute over the results of any audit conducted pursuant to Section 6.9, Sanofi and Opiant shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) calendar days, the dispute shall be submitted for arbitration to a certified public accounting firm selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Accountant”) or failing such agreement, as the Chairman of the International Chamber of Commerce (or such other body as the Parties may mutually agree), may nominate. The decision of the Accountant shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Accountant shall determine. Not later than thirty (30) calendar days after such decision and in accordance with such decision, Opiant shall pay the additional royalties, with interest from the date originally due as provided in this Section 6.10 or Sanofi shall reimburse such excess payments, as applicable.
4.11    Confidentiality.  Sanofi shall treat all information subject to review under this Article 6 in accordance with the confidentiality provisions of Article 9 and Sanofi shall cause the independent public accountant retained by Sanofi pursuant to Section 6.10 or the Accountant, as applicable, to enter into a reasonably acceptable confidentiality agreement that includes an obligation to retain all such financial information in confidence.
Article 5
INTELLECTUAL PROPERTY
5.1    Ownership of Arising Information and Inventions.  Opiant shall own and retain all right, title and interest in and to any and all Information and Inventions that are conceived, discovered, developed or otherwise made by or on behalf of Opiant or its Affiliates under or in performance of the exercise of the licenses granted to Opiant pursuant to Section 2.1, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto.
5.2    Prosecution and Maintenance of Patents.
5.2.1    Licensed Patents. As between the Parties, Opiant shall have the first right, but not the obligation, to prepare, file, prosecute and maintain (including with respect to related interference, re-issuance, re-examination and opposition proceedings) the Licensed Patents in the Territory at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to Sanofi; provided that if Opiant plans to abandon any Licensed Patent in the Territory, Opiant shall notify Sanofi in writing at least thirty (30) calendar days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent. Sanofi shall thereupon have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country. Upon receipt of written notice that Sanofi has elected to exercise its back-up prosecution rights under this Section 7.2.1 with respect to such abandoned Licensed Patent, the licenses under such Licensed Patent granted in Section 2.1 above shall terminate.

5.2.2    Cooperation. Sanofi shall assist Opiant at the reasonable request of Opiant from time to time in connection with its activities set forth in Section 7.2.1 above at Opiant’s cost. At Sanofi’s written request, Opiant shall keep Sanofi informed of all material steps to be taken in the preparation and prosecution of all applications filed by it pursuant to Section 7.2.1 above and shall furnish Sanofi with copies of such applications for Patents, amendments thereto and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit Sanofi an opportunity to offer its comments thereon before making a submission to a patent office and Opiant shall consider in good faith Sanofi’s comments. Sanofi shall offer its comments, if any, promptly. Opiant also shall provide Sanofi, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to the Licensed Patents, including relevant Third Party Patents and Patent applications located; provided that neither Party shall be required to provide privileged information with respect to such intellectual property status, unless and until procedures reasonably acceptable to such Party are in place to protect such privilege. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Licensed Patents, including applications for Patents, amendments thereto and related correspondence to and from patent offices or patent authorities with respect to such Patents, shall be considered Confidential Information of both Parties and subject to the confidentiality provisions of Article 9.
5.2.3    Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Opiant shall have the sole right to make decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents in any country in the Territory. Opiant shall have the primary responsibility of applying for any such extension. Sanofi shall provide prompt and reasonable assistance, as reasonably requested by Opiant, including by taking such action as Patent owner as is required under any Applicable Law to obtain any such extension.
5.2.4    Patent Listings. As between the Parties, Opiant shall have the sole right to make decisions regarding and make all filings with Regulatory Authorities in the Territory with respect to the Licensed Patents for the Licensed Compounds and the Licensed Products, including as required or allowed (a) in the United States, in the FDA’s Orange Book, and (b) in the European Union, under the national implementations of Article 10.1(a)(iii) or Directive 2001/EC/83 or other international equivalents, provided that Opiant shall consult with Sanofi in determining the course of action with respect to such filings. Sanofi shall reasonably cooperate with Opiant with respect to such patent listings of such Licensed Patent.
5.3    Enforcement of Patents.
5.3.1    Notice. In the event either Party becomes aware of (a) any suspected infringement of any Licensed Patents or (b) any certification filed under the Hatch-Waxman Act claiming that any Licensed Patents are invalid or unenforceable or claiming that any Licensed Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed, or any equivalent or similar certification or notice in any other jurisdiction in the Territory (each of clauses (a) and (b), an “Infringement”), such Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”); provided that each Party shall give the other Party an Infringement Notice not later than (3) three Business Days after it becomes aware of any Infringement described in clause (b) above.
5.3.2    Licensed Patents in the Territory. As between the parties, Opiant shall have the first right, but not the obligation, through counsel of its choosing, to initiate an infringement action with respect to any Infringement of any Licensed Patents at its sole cost and expense. Opiant may, subject to Section 2.3, grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. If Opiant does not initiate an infringement action (a) with respect to any commercially significant Infringement (other than an Infringement of the type described in clause (b) below) within ninety (90) calendar days of a request by Sanofi to do so, or (b) within twenty-five (25) calendar days of learning of any Infringement described in clause (b) of the definition thereof, or earlier notifies Sanofi in writing of its intent not to so initiate an action, and Opiant has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Sanofi shall have the right, but not the obligation, to bring such an action; provided that, except with respect to any Infringement described in clause (b) of the definition thereof, if Opiant has commenced negotiations with an alleged infringer for discontinuance of such infringement within such 90-day period, Sanofi shall not bring suit against such Infringer for so long as Opiant is actively pursuing such negotiations. The scope of the enforcement rights granted to Opiant by Sanofi under this Section 7.3.2 is intended to be broader than the scope of the rights to practice the Licensed Patents granted to Opiant under 2.1.1. Accordingly, and without limiting its obligations under Section 7.3.4 below, Sanofi agrees that it will take such steps as are necessary to give effect to the foregoing enforcement rights, including without limitation, joining as party plaintiff any action Opiant seeks to bring against a Third Party for Infringement pursuant to this Section 7.3.2 at Opiant’s cost.
5.3.3    Settlement. The Party that is entitled to pursue an action against an Infringement in accordance with Section 7.3.2 also shall have the right to control settlement of such claim; provided that no settlement shall be entered into without the prior consent of the other Party (which consent shall not be unreasonably withheld) if such settlement would adversely affect or diminish the rights and benefits of the other Party under this Agreement, or impose any new obligations or adversely affect any obligations of the other Party under this Agreement.
5.3.4    Cooperation. In the event a Party is entitled to and brings an infringement action in accordance with this Section 7.3, the other Party shall cooperate fully, including being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged Infringement, it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such infringement.
5.3.5    Costs and Recovery. Each Party shall bear its own costs and expenses relating to any Infringement action commenced pursuant to this Section 7.3. Any damages or other amounts collected shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall (a) before the First Commercial Sale of the considered Licensed Product, be shared 30% Sanofi and 70% Opiant, or (b) after the First Commercial Sale of the considered Licensed Product, be included in the Net Sales calculation for such Licensed Product.
5.4    Infringement Claims by Third Parties.
5.4.1    Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right owned or otherwise controlled by it is infringed by the Exploitation of the Licensed Products in the Field in the Territory, the Party first made aware of such a claim shall promptly provide the other Party written notice of such claim along with the related facts in reasonable detail. As between the Parties, Opiant shall have the first right, but not the obligation, to control the defense of such claim. If Opiant fails to assume control of the defense of such claim within ninety (90) calendar days after receiving notice thereof from, or giving notice thereof to, Sanofi pursuant to the first sentence of this Section 7.4.1, then Sanofi shall have the right, but not the obligation, to defend against such claim. Notwithstanding the foregoing, the Party controlling such defense (the “Controlling Party”) shall not be entitled to assert a claim or counterclaim against such Third Party based on the Patents or other intellectual property rights owned or otherwise controlled by the other Party (the “Non-Controlling Party”) without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed. The Non-Controlling Party shall cooperate with the Controlling Party, at the Controlling Party’s reasonable request and expense, in any such defense and shall have the right, at its own expense, to be represented separately by counsel of its own choice in any such proceeding.
5.4.2    Settlement of Third Party Claims. The Controlling Party with respect to a particular claim pursuant to Section 7.4.1 also shall have the right to control settlement of such claim; provided that (a) no settlement shall be entered into without the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld) if such settlement would adversely affect or diminish the rights and benefits of the Non-Controlling Party under this Agreement, or impose any new obligations or adversely affect any obligations of the Non-Controlling Party under this Agreement and (b) the Controlling Party shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights owned or otherwise controlled by the Non-Controlling Party without the prior written consent of the Non-Controlling Party, such consent not to be unreasonably conditioned, withheld or delayed.
5.4.3    Allocation of Costs. Except as otherwise provided in Article 11 (Indemnity) each Party shall be responsible for the costs and expenses it incurs relating to any defense, settlement and judgments in actions commenced pursuant to this Section 7.4.
5.5    Invalidity or Unenforceability Defenses or Actions.
5.5.1    Third Party Defense or Counterclaim.

(i)    If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 7.3 or claim or counterclaim asserted under Section 7.4, or in a declaratory judgment action or similar action or claim filed by such Third Party, that any Licensed Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party.
(ii)    Opiant shall have the first right, but not the obligation, through counsel of its choosing, at its sole cost and expense, to defend against such action or claim. If Opiant fails to accept control of the defense of such a claim within ninety (90) calendar days after receiving notice thereof from, or giving notice thereof to, Sanofi pursuant to Section 7.5.1(i), Sanofi shall have the right, through counsel of its choosing, at its sole cost and expense, to defend against such action or claim.
5.5.2    Assistance. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in Section 7.5.1, including by providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim or counterclaim. In connection with the activities set forth in Section 7.5.1, each Party shall consult with the other as to the strategy for the defense of the Licensed Patents.
5.6    Third Party Licenses.  If, in the reasonable opinion of counsel to Opiant, the Exploitation of the Licensed Product in the Field in the Territory by Opiant or its Affiliates or Sublicensees infringes or is reasonably expected to infringe any Patent of a Third Party or to infringe or misappropriate any other intellectual property right of a Third Party, in any country in the Territory (such right, a “Third Party Right”), then as between the Parties, Opiant shall have the first right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such Third Party Right as necessary or desirable for Opiant or its Affiliates or Sublicensees to Exploit such Licensed Product in the Field in such country. As between the Parties, Opiant shall be responsible for all license fees, milestones, royalties or other such payments due to such Third Party, provided that Opiant shall have the right to offset the amounts that it is obligated to pay to such Third Party for such Third Party Rights against payments otherwise due to Sanofi under this Agreement, as further described in Section 6.3.3.
5.7    Product Trademarks.
5.7.1    Maintenance and Prosecution of Product Trademarks. Opiant shall own all right, title, and interest to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution, and maintenance thereof. All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks shall be borne solely by Opiant.

5.7.2    Enforcement of Product Trademarks. As between the Parties, Opiant shall have the sole right to take such action as it deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. Opiant shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.7.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.
5.7.3    Third Party Claims. Opiant shall have the right to defend against and settle any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. Opiant shall bear the costs and expenses relating to any defense commenced pursuant to this Section 7.7.3 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.
5.7.4    Notice and Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party. Each Party shall cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 7.7; provided that Opiant shall bear the costs and expenses incurred by Sanofi in connection with such cooperation.
Article 6
PHARMACOVIGILANCE AND SAFETY
6.1    Global Safety Database.  Opiant shall set up, hold, and maintain (at Opiant’s sole cost and expense) the global safety database for the Licensed Products in the Territory.
Article 7
CONFIDENTIALITY AND NON-DISCLOSURE
7.1    Confidentiality Obligations.  At all times during the Term and for a period of ten (10) years following termination or expiration of this Agreement, each Party shall, and shall cause its Affiliates and their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose to a Third Party and not to use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of its obligations or the exercise of its rights under this Agreement. “Confidential Information” means any information provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under or in connection with this Agreement, including the terms of this

Agreement (subject to Sections 9.2.5 and 9.4) or any information relating to the Licensed Products (including the Regulatory Documentation and Market Approvals and any information or data contained therein), any information relating to any Exploitation of the Licensed Products in the Territory or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing (i) Licensed Know-How and the terms of this Agreement shall be deemed Confidential Information of both Parties, and (ii) Confidential Information shall not include any information that:
7.1.1    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement, wrongful act, fault or negligence on the part of the Receiving Party;
7.1.2    can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;
7.1.3    is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or
7.1.4    can be demonstrated by contemporaneous documentation or other competent evidence to have been independently developed by or for the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.
7.2    Permitted Disclosures.  Each Receiving Party may disclose Confidential Information disclosed to it by the Disclosing Party to the extent that such disclosure by the Receiving Party is:
7.2.1    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law or the requirements of a national securities exchange or other similar regulatory body; provided that the Receiving Party shall first have given notice, to the extent legally permitted, to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to the information that is legally required to be disclosed in response to such court or governmental order;
7.2.2    made by or on behalf of the Receiving Party to a Regulatory Authority as required in connection with any filing, application or request for Market Approval; provided that reasonable measures shall be taken to obtain confidential treatment of such information to the extent practicable and consistent with Applicable Law;
7.2.3    made by or on behalf of the Receiving Party as reasonably necessary or useful to file or prosecute Patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement; provided that reasonable measures shall be taken to obtain confidential treatment of such information the extent such protection is available;
7.2.4    made by or on behalf of the Opiant as the Receiving Party, in connection with the exercise of its rights or performance of its obligation under this Agreement, including the Development, Manufacture and/or Commercialization of Licensed Compounds and/or Licensed Products and the Exploitation of Licensed Know-How and Licensed Patents in accordance with the licenses and rights granted to Opiant under Article 2 above, provided that such persons provided Confidential Information shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 9 (with a duration of confidentiality and non-use as appropriate that is not less than three (3) years from the date of disclosure).
7.2.5    made by or on behalf of the Receiving Party to actual or prospective investors, collaboration partners, acquirers, merger candidates, or, with respect to Sanofi as the Receiving Party, investors in connection with a Monetization (and to its and their respective Affiliates, representatives and financing sources); provided that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Article 9 (with a duration of confidentiality and non-use as appropriate that is not less than three (3) years from the date of disclosure); and provided further that actual or prospective investors, collaboration partners, acquirers, or merger candidates may be able to disclose Confidential Information to their own affiliates, investors, representatives, and agents, in each case subject to similar obligations of confidentiality and non-use with respect to such Confidential Information.
7.3    Use of Name.  Except as expressly provided in this Agreement, neither Party shall use the name, insignia, symbol, Trademark of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, such approval not be unreasonably conditioned, withheld or delayed. The restrictions imposed by this Section 9.3 shall not prohibit either Party from making any disclosure (a) identifying the other Party as a counterparty to this Agreement to its investors, (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this Article 9) or (c) with respect to which written consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 9.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 9.
7.4    Press Releases.  Opiant shall have the right to issue an initial press release regarding the execution of this Agreement as attached as Schedule 9.4 to this Agreement. Thereafter, neither Party shall issue any press release or other similar public communication relating to this Agreement, its subject matter or the transactions covered by it, or the activities of the Parties under or in connection with this Agreement, without the prior written approval of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except , (a) that Opiant may issue press releases and other public statements as it deems appropriate in connection with the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products under this Agreement, provided that Sanofi is given an opportunity to review and comment on any such press release or public communication at least ten (10) Business Days in advance and provided further that Opiant shall act in good faith to incorporate any comments provided by Sanofi with respect to such press release or public communication, (b) either Party may issue any disclosure required by Applicable Law or the rules of a stock exchange on which the securities of the issuing Party are listed, as reasonably advised by the issuing Party’s counsel (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication at least five (5) Business Days in advance thereof (or if five (5) Business Days is not practicable, then such shorter period as is practicable), in each case to the extent legally permitted and the issuing Party shall consider in good faith incorporating any reasonable comments provided by the other Party in such press release or public communication), (c) for information that has been previously disclosed publicly or (d) as otherwise set forth in this Agreement.
7.5    Publications.  Each Party recognizes that Opiant’s publication of papers regarding results of the Development activities under this Agreement in scientific journals and at scientific conferences, including oral presentations and abstracts, may be beneficial to both Parties. Accordingly, Opiant shall be free to publically disclose the results and information regarding its Development activities under this Agreement in scientific journals and in connection with participation in scientific conferences; provided, however, that Opiant shall provide Sanofi with a draft of any proposed publications in scientific journals or at scientific conferences, the primary focus of which concerns the results of the Development activities under this Agreement, at least thirty (30) days before the intended date of submission (in the case of any proposed publications in scientific journals) or presentation (in the case of oral presentations), and will consider in good faith any reasonable comment made by Sanofi in relation to such draft publication.
7.6    Destruction of Confidential Information.  Within ninety (90) days after the termination of this Agreement, or at the written request of the Disclosing Party, the Receiving Party shall promptly destroy all documentary, electronic or other tangible embodiments of the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder and any and all copies thereof, and destroy those portions of any documents that incorporate or are derived from the Disclosing Party’s Confidential Information to which the Receiving Party does not retain rights hereunder, and provide a written certification of such destruction, except that the Receiving Party may retain one copy thereof, to the extent that the Receiving Party requires such Confidential Information for the purpose of performing any obligations or exercising any rights under this Agreement that may survive such expiration or termination, or for archival or compliance purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing the Disclosing Party’s Confidential Information that have been created solely by the Receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the Receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose.
Article 8
REPRESENTATIONS AND WARRANTIES

8.1    Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:
8.1.1     Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.
8.1.2    Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.
8.2    Representations, Warranties and Covenants of Opiant.  Neither Opiant nor any of its Affiliates has been debarred or is subject to debarment and neither Opiant nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Opiant shall inform Sanofi in writing immediately if it or any Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Opiant’s knowledge, is threatened, relating to the debarment or conviction of Opiant or any Person performing activities hereunder.
8.3    Representations, Warranties and Covenants of Sanofi.  Sanofi hereby represents and warrants to Opiant as of the Effective Date as follows:
8.3.1    It Controls the Licensed Patents and the Licensed Know-How, and has the right to grant the licenses specified herein, free of any encumbrance, lien, or claim of ownership by a Third Party;
8.3.2    to its knowledge there are, as of the Effective Date, no material claims against Sanofi or its Affiliates relating to the Licensed Patents and/or the Licensed Compound in the Territory.
8.3.3    Neither Sanofi nor any of its Affiliates has used in any capacity, in connection with the Manufacture or Development of Licensed Compound or Licensed Product prior to the Effective Date, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section.

8.4    DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
8.5    ADDITIONAL WAIVER. OPIANT AGREES THAT: (A) SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 10.3.1 AND 10.3.2, THE LICENSED PATENTS ARE LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND EXCEPT FOR THE RIGHT TO BRING CLAIMS IN CONNECTION WITH A BREACH OF SECTIONS 10.3.1 OR 10.3.2, OPIANT EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST SANOFI FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE OR WARRANTY OF ANY KIND RELATING TO THE LICENSED PATENTS; (B) OPIANT AGREES THAT SANOFI WILL HAVE NO LIABILITY TO OPIANT FOR ANY ACT OR OMISSION IN THE PREPARATION, FILING, PROSECUTION, MAINTENANCE, ENFORCEMENT, DEFENCE OR OTHER HANDLING OF THE LICENSED PATENTS; AND (C) OPIANT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED PATENTS HAVE APPLICABILITY OR UTILITY IN OPIANT’S CONTEMPLATED EXPLOITATION OF THE LICENSED PRODUCT, AND OPIANT ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.
Article 9
INDEMNITY
9.1    Indemnification of Sanofi.  Opiant shall indemnify Sanofi, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Sanofi Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the material breach by Opiant of any term of this Agreement, (b) the gross negligence or willful misconduct on the part of any Opiant Indemnitee or (c) the Exploitation of any Licensed Compounds or Licensed Products by or on behalf of Opiant or any of its Affiliates; provided that, with respect to any Third Party Claim for which Opiant has an obligation to any Sanofi Indemnitee pursuant to this Section 11.1 and Sanofi has an obligation to any Opiant Indemnitee pursuant to Section 11.2, each Party shall indemnify each of the Sanofi Indemnitees or the Opiant Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.
9.2    Indemnification of Opiant.  Sanofi shall indemnify Opiant, its Affiliates and its and their respective directors, officers, employees and agents (collectively, “Opiant Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the material breach by Sanofi of this Agreement, (b) the gross negligence or willful misconduct on the part of any Sanofi Indemnitee or (c) the exercise by Sanofi or its Affiliates of the rights retained by Sanofi under Section 2.2; provided that, with respect to any Third Party Claim for which Sanofi has an obligation to any Opiant Indemnitee pursuant to this Section 11.2 and Opiant has an obligation to any Sanofi Indemnitee pursuant to Section 11.1, each Party shall indemnify each of the Sanofi Indemnitees or the Opiant Indemnitees, as applicable, for its Losses to the extent of its responsibility, relative to the other Party.
9.3    Notice of Claim.  All indemnification claims in respect of a Sanofi Indemnitee or a Opiant Indemnitee shall be made solely by Sanofi or Opiant, as applicable (each of Sanofi or Opiant in such capacity, the “Indemnified Party”). The Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 11.1 or Section 11.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
9.4    Control of Defense.
9.4.1    Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim, including the right to compromise or settle any Third Party Claim, by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Sanofi Indemnitee or Opiant Indemnitee, as applicable, in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against a Sanofi Indemnitee’s or a Opiant Indemnitee’s, as applicable, claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Sanofi Indemnitee or Opiant Indemnitee, as applicable, in connection with the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 11.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Sanofi Indemnitee or Opiant Indemnitee, as applicable, in connection with the analysis, defense or settlement of such Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Sanofi Indemnitee or Opiant Indemnitee, as applicable, from and against a Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) incurred by the Indemnifying Party in its defense of such Third Party Claim.
9.4.2    Right to Participate in Defense. Without limiting Section 11.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of a Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the Indemnified Party and any Sanofi Indemnitee or Opiant Indemnitee, as applicable, on the one hand, and the Indemnifying Party, on the other hand, with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of all such Persons under Applicable Law, ethical rules or equitable principles.
9.4.3    Settlement. With respect to Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Third Party Claim, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate, provided however that the Indemnifying Party shall not make any compromise or settlement admitting fault, subjecting the Indemnified Party to injunctive or other relief, adversely affecting the business of the Indemnified Party or of any Sanofi Indemnitee or Opiant Indemnitee, as applicable, adversely affecting the Indemnified Party’s rights under this Agreement or incurring any liability on the part of the Indemnified Party or of any Sanofi Indemnitee or Opiant Indemnitee, as applicable, in each case without the prior written consent of the Indemnified Party (such consent not to be unreasonably conditioned, withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Third Party Claim by a Sanofi Indemnitee or a Opiant Indemnitee that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall not, and the Indemnified Party shall ensure that each Sanofi Indemnitee or Opiant Indemnitee, as applicable, does not, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably conditioned, withheld or delayed.
9.4.4    Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Sanofi Indemnitee or Opiant Indemnitee, as applicable, to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and any Sanofi Indemnitee or Opiant Indemnitee, as applicable, of, records and information that are reasonably relevant to such Third Party Claim, and making all Sanofi Indemnitees or Opiant Indemnitees, as applicable, and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that neither Party shall be required to disclose legally privileged information unless and until procedures reasonably acceptable to such Party are in place to protect such privilege, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection therewith.
9.4.5    Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest any Sanofi Indemnitee’s or Opiant Indemnitee’s, as applicable, right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify a Sanofi Indemnitee or Opiant Indemnitee, as applicable.
9.4.6    Limitation on Damages and Liability.  EXCEPT (a) IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, (b) TO THE EXTENT SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER SECTION 11.1 OR SECTION 11.2, OR (c) WITH RESPECT TO A BREACH OF ARTICLE 9, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE ARISING OUT OF THIS AGREEMENT.
9.5    Insurance.  Opiant shall, and shall cause its Affiliates to, have and maintain such type and amounts of liability insurance covering the Exploitation of the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Sanofi with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve Opiant of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.
Article 10
TERM AND TERMINATION
10.1    Term.  This Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with this Article 12, continue (a) with respect to each Licensed Product in each country in the Territory, until the expiration of the Royalty Term for such Licensed Product in such country and (b) with respect to this Agreement in its entirety, until the expiration of the Royalty Term for the last Licensed Product for which there has been a First Commercial Sale in the Territory (such period, the “Term”). Upon expiry of the Royalty Term for a Licensed Product in a country, Opiant’s license with respect to the considered Licensed Product in the applicable country would become non-exclusive, fully paid-up, perpetual and irrevocable

10.2    Termination of this Agreement for Material Breach.
10.2.1    In the event that either Party materially breaches this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement by providing written notice (the “Termination Notice”) to the Breaching Party, specifying the material breach and its claim of right to terminate. Any such Termination Notice shall become effective sixty (60) calendar days after receipt by the Breaching Party (the “Termination Notice Period”) unless the Breaching Party cures the material breach complained of during the Termination Notice Period, except in the case of a failure by the Breaching Party to pay an undisputed payment, as to which the Breaching Party shall have only a ten (10) calendar-day cure period.
10.2.2    Notwithstanding Section 12.2.1, in the event of an alleged breach by Sanofi of its exclusivity obligations under Section 2.6.2, Opiant may in its discretion elect, in lieu of exercising its rights of termination under Section 12.2.1 and without prejudice to any other remedy available to it (in law or equity), to continue this Agreement (“Post-Breach Continuation”) by providing written notice of such election to Sanofi. Following delivery of such notice: (i) Opiant’s exclusivity obligations under Section 2.6.1 shall terminate, (ii) Opiant’s due diligence obligations under Sections 3.1.4 and 4.3 shall terminate, (iii) Opiant’s reporting obligations under Sections 3.4 (Reports), 4.3 (Commercialization Reports) and 6.4 (Payment Dates and Reports) shall terminate; and (iv) the Sanofi’s Manufacture Option under Section 5.2 shall terminate. Except as expressly set forth above, in the case of a Post-Breach Continuation, the terms and conditions of this Agreement shall otherwise remain in effect. Nothing herein shall prevent Sanofi from pursuing any remedy available to it (in law or equity) to challenge Opiant’s election under this Section 12.2.2 (for example, if Sanofi believes that it has not breached the Agreement) and if Sanofi prevails in such challenge then Opiant’s obligations pursuant to item (iii) herein shall be reinstated retroactively.
10.3    Termination by Sanofi.  In the event that Opiant or any of its Affiliates anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable or otherwise not patentable or would not be infringed by Opiant’s activities contemplated by this Agreement absent the rights and licenses granted hereunder, Sanofi may terminate this Agreement upon thirty (30) calendar days’ written notice to Opiant, provided, however, that Sanofi will not have the right to terminate this Agreement under this Section 12.3 if the applicable challenge is permanently dismissed or withdrawn within thirty (30) calendar days of Sanofi’s notice to Opiant under this Section 12.3 and is not thereafter continued. Notwithstanding the foregoing, this Section 12.3 shall not apply with respect to any administrative proceeding filed or requested to be filed by Opiant or its Affiliates with respect to a Licensed Patent, after prior consultation and with the consent of Sanofi (to be determined in Sanofi’s sole discretion), that is filed in a good-faith effort to (i) reinforce the patentability, validity or enforceability of such

Licensed Patent or (ii) expand the claim scope of such Licensed Patent with respect to Licensed Compounds or Licensed Products.
10.4    Termination by Opiant.  Opiant shall have the right to terminate this Agreement in its entirety without cause at any time by giving at least six (6) months advance written notice to Sanofi of such termination.
10.5    Termination Upon Insolvency.  Sanofi may terminate this Agreement if, at any time, Opiant (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within sixty (60) calendar days after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment for the benefit of its creditors.
10.6    Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Opiant or Sanofi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. To the extent available in countries other than the U.S., Applicable Law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.
10.7    Consequences of Termination.  In the event of a termination of this Agreement in its entirety:
10.7.1    all rights and licenses granted by Sanofi hereunder shall immediately terminate;
10.7.2    any sublicenses granted by Opiant to a Sublicensee in accordance with Section 2.3 prior to the date of termination of this Agreement shall terminate within thirty (30) days from the effective date of termination of this Agreement, unless the relevant Sublicensee agrees within that period of time to be bound by the terms of this Agreement (in which case the Sublicensee shall be deemed a direct licensee of Sanofi); and

10.7.3    to the extent requested in writing by Sanofi within thirty (30) calendar days following the effective date of any termination of this Agreement, Opiant agrees to negotiate in good faith with Sanofi, for up to ninety (90) calendar days following such notice, with respect to an agreement pursuant to which Opiant would:
(i)    where permitted by Applicable Law, assign to Sanofi all of its right, title and interest in and to, and transfer possession to Sanofi of, all Regulatory Documentation (including Market Approvals) then in its name applicable to any Licensed Product in the Territory;
(ii)    notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect the transfer set forth in clause (a) above; and
(iii)    grant to Sanofi a worldwide exclusive license, with full right to sublicense, under any Opiant Controlled Information and Inventions and/or any Opiant Controlled Patents that exclusively relate to the Licensed Products and arose from in the performance of this Agreement by Opiant.
Nothing in this Section 12.7.3 shall obligate either Party following the termination of this Agreement to enter into an agreement with respect to the Regulatory Documentation (including Market Approvals) described in Section 12.7.3(i) and Section 12.7.3(iii) above; except that, in case of a termination of this Agreement by Opiant pursuant to Section 12.4, the rights described under Section 12.7.3(i), 12.7.3(ii) and Section 12.7.3(iii) above shall be automatically granted to Sanofi if Sanofi (a) agrees to pay Opiant the same amounts as due by Opiant to Sanofi under Article 6 hereof, and (b) assumes full responsibility for any amounts owing to Opiant’s Third Party licensors with respect to Sanofi’s practice of Information and Inventions and/or Patents in-licensed by Opiant and included in the licenses granted to Sanofi pursuant to Section 12.7.3(iii) above.
10.8    Accrued Rights; Surviving Obligations.
10.8.1    Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.
10.8.2    Survival. The following Sections and Articles shall survive the termination or expiration of this Agreement for any reason, Section 6.9 (Audit), 6.10 (Audit Dispute) and 6.11 (Confidentiality) solely with regard to the auditable period up to the effective date of termination; Sections 7.3.2 – 7.3.5 (solely with respect to any enforcement actions ongoing as of the effective date of termination); Section 12.7 (Consequences of Termination); this Section 12.8 (Accrued Rights; Surviving Obligations); Article 1 (Definitions) to the extent necessary to give effect to surviving provisions; Article 6 (Payments) with regard to any payment obligations which accrued prior to termination or expiration payments and also with regard to any post-termination or post-expiration payments; Article 9 (Confidentiality and Non-Disclosure) for the period prescribed in Section 9.1 (Term of Confidentiality); Article 11 (Indemnification), provided that Section 11.5 (Insurance) will survive only with respect to insurable events which occurred during the period prior to termination or expiration; and Article 13 (Miscellaneous) to the extent necessary to give effect to surviving provisions.
Article 11
MISCELLANEOUS
11.1    Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (each, a “Force Majeure Event”). The non-performing Party shall notify the other Party of a Force Majeure Event within 15 days after the occurrence of such Force Majeure Event by giving written notice to the other Party stating the nature of such Force Majeure Event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform. In the event that such suspension of performance lasts for more than 90 days and in the absence of such Force Majeure Event such suspension of performance would be a material breach of this Agreement, such other Party shall have the right to terminate this Agreement pursuant to Section 12.2.
11.2    Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing Sanofi with information on the progress of Opiant’s Development and Commercialization activities under this Agreement. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
11.3    Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on or related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

11.4    Assignment.  Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) Sanofi may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of the Licensed Patents or Licensed Know-How or to its successor entity or acquirer in the event of a Change of Control of Sanofi and (b) Opiant may, without such consent, but after having provided Sanofi with a fifteen (15) calendar day written prior notice, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control; provided, further, that in either case ((a) or (b)), the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement and such assignor or transferor shall remain responsible to the other Party for the performance by such assignee or transferee of the rights and obligations of the assigning Party hereunder. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Sanofi or Opiant, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.
11.5    Change of Control.  In the event of a Change of Control of Opiant or Sanofi pursuant to which such Party is acquired by a Third Party (such Third Party, together with its Affiliates existing immediately prior to the effective date of such Change of Control, the “Acquirer”), which Acquirer is developing, manufacturing or commercializing one or more Competing Products, then provided the Acquirer Segregates all information directly pertaining to the Licensed Product from its Competing Product, the provisions of Section 2.6.1 or 2.6.2(i), as applicable, shall not apply with respect to the Competing Products developed, manufactured or commercialized by the Acquirer before such Change of Control (including as further developed, manufactured or commercialized after such Change of Control). Any Acquirer of Opiant deciding to continue the parallel Development and Commercialization of a Licensed Product under the provisions of this Section 13.5 shall remain fully bound by Opiant’s diligence obligations as described under Section 3.1.2 and Section 4.3.
11.6    Severability.  To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

11.7    Dispute Resolution.  If a dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 13.7.
11.7.1    General. Any Dispute shall first be referred to the Executive Officers for attempted resolution by good faith negotiations during a period of ten (10) Business Days. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such ten (10) Business Day period, (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 13.7.2 either Party may, by written notice to the other Party, institute litigation in accordance with Section 13.6 and seek such remedies as may be available. Notwithstanding anything in this Agreement to the contrary, either Party shall be entitled to institute litigation in accordance with Section 13.11 immediately if such litigation is necessary to prevent irreparable harm to that Party
11.7.2    Jurisdiction. For any dispute referred for resolution pursuant to Section 13.7.1, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties irrevocably and unconditionally waive their right to a jury trial.
11.7.3    Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 13.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary or permanent injunction (including for specific performance) or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 13.7.3 shall be specifically enforceable.
11.8    Governing Law and Service.
11.8.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
11.8.2    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.9.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

11.9    Notices.
11.9.1    Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.9.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.9. Such notice shall be deemed to have been given as of the date delivered by such internationally recognized overnight delivery service. This Section 13.9 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
11.9.2    Address for Notice.
If to Opiant, to:
201 Santa Monica Boulevard, Suite 500
Santa Monica, CA 90401, USA

Attention: Vice President, Corporate Development
Telephone: + (310) 598 5878

with a copy to (which shall not constitute notice):
Attention: Chris Byrd, Wilson Sonsini Goodrich & Rosati
Telephone: + (858) 350 2314
If to Sanofi, to:
54 rue La Boétie
75008 Paris, France
Attention:    Head of SIP (Out-Licensing)
BD&L, Strategy and Business Development
Telephone:    +33.1.53.77.90.24
11.10    Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including that certain confidential disclosure agreement between Sanofi and Opiant dated February 15, 2018, and as of the Effective Date, any and all disclosures of Confidential Information between the Parties concerning the Licensed Compounds and Licensed Products shall be governed by this Agreement. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment of this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
11.11    English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
11.12    Equitable Relief.  The Parties acknowledge and agree that the restrictions set forth in Article 9 and Sections 2.6.1 and 2.6.2(i) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Article 9 or Sections 2.6.1 and 2.6.2(i) may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Article 9 or Sections 2.6.1 and 2.6.2(i), the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 13.12 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

11.13    Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.
11.14    No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties, their respective Affiliates and its and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.
11.15    Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement
11.16    Relationship of the Parties.  It is expressly agreed that Sanofi, on the one hand, and Opiant, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sanofi, on the one hand, nor Opiant, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably conditioned, withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
11.17    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
11.18    References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule mean references to such Article, Section or Schedule of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.
11.19    Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party
11.20    Affiliates.  Each Party will have the right to exercise its rights and perform its obligations hereunder, in whole or in part, through any of its Affiliates (as long as such entity remains an Affiliate of the relevant Party); provided that such Party will be responsible for its Affiliates’ performance hereunder.
[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.
Sanofi        Opiant Pharmaceuticals, Inc.

By:     /s/ Alan De La Sabliere        By:     /s/ Dr. Roger Crystal
Name: Alban De La Sabliére        Name: Dr. Roger Crystal
Title: Global Head Business Development        Title: Chief Executive Officer
& Licensing

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Schedules

Schedule 1.50         Licensed Compound
Schedule 1.51        Licensed Know-How
Schedule 1.52        Licensed Patents
Schedule 1.90        Sanofi Corporate Names
Schedule 3.1.2        Development Plan
Schedule 9.4        Press Release

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Schedule 1.50         Licensed Compound

AVE1625 (drinabant)

C23H20Cl2F2N2O2S

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Schedule 1.51        Licensed Know-How

[***] Schedule has been redacted.

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Schedule 1.52        Licensed Patents

Title : PHARMACEUTICAL COMPOSITIONS CONTAINING AZETIDINE DERIVATIVES, NOVEL AZETIDINE DERIVATIVES AND PREPARATION THEREOF
Inventors : ACHARD, Daniel Bas du formulaire BOUCHARD, Hervé BOUQUEREL, Jean FILOCHE-ROMMÉ, Bruno GRISONI, Serge HITTINGER, Augustin MYERS, Michael

Ctry	Filing Date	Filing Number	Grant Number	Grant Date
JP	01 mars 2001	563477/01	4,883,867	16 déc 2011
US	02 mars 2001	09/798.452	6,355,631	12 mars 2002

Title : METHOD AND INTERMEDIATES FOR THE PREPARATION OF DERIVATIVES OF N-(1-BENZHYDRYLAZETIDIN-3-YL)-N-PHENYLMETHYLSULFONAMIDE
Inventors : BOFFELLI, Philippe DELTHIL, Michel GRONDARD, Luc LAMPILAS, Maxime MALPART, Joel MUTTI, Stephane NAIT-BOUDA, Lahlou REIKE-ZAPP, Joerg

Ctry	Filing Date	Filing Number	Grant Number	Grant Date
US	20 aug 2008	12/194,644	7,652,154	26 jan 2010

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Title : METHOD AND INTERMEDIATES FOR THE PREPARATION OF DERIVATIVES OF N-(1-BENZHYDRYLAZETIDIN-3-YL)-N-PHENYLMETHYLSULFONAMIDE
Inventors : BOFFELLI, Philippe DELTHIL, Michel GRONDARD, Luc LAMPILAS, Maxime MALPART, Joel MUTTI, Stephane NAIT-BOUDA, Lahlou REIKE-ZAPP, Joerg

Ctry	Filing Date	Filing Number	Grant Number	Grant Date
US	11 dec 2009	12/635,965	8,071,788	06 dec 2011

Title : METHOD FOR PREPARING AZETIDINE DERIVATIVES
Inventors : BIGOT, Anthony BOFFELLI, Philippe LAMPILAS, Maxime MAROLLEAU, Pascale MEDARD, Alain ODDON, Gilles VARRAILLON, Daniel

Ctry	Filing Date	Filing Number	Grant Number	Grant Date
US	14 jun 2010	12/814,994	8,207,355	26 jun 2012

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Schedule 1.90        Sanofi Corporate Names
Ablynx
Aventis
Aventis Pharma
Biovertativ
Chattem
Genzyme
Hoechst
Sanofi
Sanofi-Aventis
Sanofi Pasteur
Sanofi Winthrop

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Schedule 3.1.2        Development Plan

[***] Two pages of a chart have been redacted.

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.

Schedule 9.4        Press Release

* Certain confidential information contained in this document, marked [***], is filed separately with the Securities and Exchange Commission.